Exhibit 99.1

THE MARCUS CORPORATION ANNOUNCES NEW $90.8 MILLION FINANCING AND

AMENDMENT TO CREDIT AGREEMENT

Credit agreement amendment solidifies already strong balance sheet; company temporarily suspends quarterly dividend payments and takes additional steps to address impact of COVID-19 pandemic

Milwaukee, April 30, 2020… The Marcus Corporation (NYSE: MCS) today announced it has entered into a First Amendment to Credit Agreement, (the “Amendment”) dated April 29, 2020, among the company and several banks, including JPMorgan Chase Bank, N.A., as administrative agent, and U.S. Bank National Association, as syndication agent. The Amendment amends the company’s existing credit agreement dated January 9, 2020.

The Amendment provides a new $90.8 million 364-day Senior Term Loan A to further solidify The Marcus Corporation’s already strong balance sheet. The company intends to use proceeds from the Term Loan A to repay borrowings under its existing $225 million revolving credit facility, to pay costs and expenses related to the Amendment, and for general corporate purposes.

The Amendment also amends certain covenants and other terms, including waiving the company’s compliance with the consolidated fixed charge coverage ratio covenant until September 2021. In addition, during the period in which the Term Loan A is outstanding and testing of financial covenants under the credit agreement is suspended, the Amendment also provides for a facility fee on the total revolver commitment equal to 0.40% and that the specified margin for borrowings under the revolving credit facility is 2.1% for LIBOR borrowings and 1.1% for ABR borrowings. The Amendment also provides that the specified margin for borrowings under the Term Loan A is 2.5% for LIBOR borrowings and 1.5% for ABR borrowings, in each case, at all times. The Amendment also establishes new minimum EBITDA and consolidated liquidity covenants and includes additional limitations on share repurchases, capital expenditures and the incurrence of priority debt.

The Amendment also requires the company to temporarily suspend its quarterly dividend payments for the remainder of 2020 and limits the total amount of quarterly dividend payments during the first two quarters of fiscal 2021, unless the Term Loan A is repaid and the company is in compliance with prior financial covenants under the credit agreement, at which point the company has the ability to declare quarterly dividend payments as it deems appropriate. Pursuant to the Amendment, all borrowings under the credit agreement will be secured by substantially all of the company’s personal and real property assets, until such date as the Term Loan A is repaid and the company is in compliance with prior financial covenants under the credit agreement, at which point the credit agreement will return to an unsecured facility.

In conjunction with the Amendment, the company has also entered into amendments to the purchase agreements for its outstanding 4.02% and 4.32% senior notes that waive the company’s consolidated fixed charge coverage ratio covenant until September 2021 and secures all borrowings under the senior notes by the majority of the company’s assets, until such date as the Term Loan A is repaid and the company is in compliance with prior financial covenants, at which point the senior notes will return to unsecured notes. The amendments to the senior notes also include an additional fee payable to each note holder equal to 0.725% per annum on outstanding borrowings until the notes return to unsecured status. Additionally, the amendments establish new minimum EBITDA and consolidated liquidity covenants and additional limitations on share repurchases, capital expenditures and the incurrence of priority debt substantially identical to those included in the Amendment.

“The Marcus Corporation has been a conservatively run company for its entire 85 years of existence,” said Gregory S. Marcus, president and chief executive officer. “Beginning with my grandfather, Ben Marcus, and continuing with my father, Steve Marcus, its core foundation has always been a focus on maintaining a strong balance sheet. This philosophy has enabled us to weather numerous storms in the past and has positioned us well to weather the current crisis. I don’t think anyone could have imagined a day would come when we would be forced to temporarily close all of our movie theatres and hotels, but because of our enduring focus on our balance sheet, we entered this global COVID-19 crisis from a position of strength.”

At the end of fiscal 2019, The Marcus Corporation’s debt-to-capitalization ratio was a very modest 26%. Based upon preliminary information that is unaudited and subject to the completion of the company’s first quarter financial closing procedures, as of March 26, 2020, The Marcus Corporation had a cash balance of $126.5 million, which reflects the borrowing of $220.0 million of its $225.0 million revolving credit facility.

“Even if our theatres and hotels were required to remain closed for the rest of the year, a very unlikely scenario, we believe we have sufficient cash to sustain our operations, even without the new Term Loan A. With today’s announcement, we have provided for an additional ‘insurance policy’ to further enhance our liquidity, which we believe positions The Marcus Corporation to weather this current storm well into 2021, if needed,” said Marcus.

The Marcus Corporation’s Response to the COVID-19 Crisis

Since the coronavirus crisis began, the company has been working proactively to preserve cash and ensure sufficient liquidity to withstand the impacts of the current situation and ultimately emerge in a continued position of strength. In addition to temporarily suspending quarterly dividend payments as required by the Amendment, additional measures the company has already taken and intends to take in the future to enhance liquidity include:

•	Discontinuing all non-essential operating and capital expenditures;
•	Temporarily laying off the majority of hourly theatre and hotel associates, in addition to temporarily reducing property management and corporate office staff levels;
•	Reducing the salary of the company’s chairman and president and CEO by 50%, as well as reducing the salary of all other executives and remaining divisional/corporate staff;
•	Temporarily eliminating all Board of Directors cash compensation;
•	Actively working with landlords and major suppliers to modify the timing and terms of certain contractual payments;
•	Evaluating the provisions of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”) and utilizing the benefits, relief and resources under those provisions as appropriate; and
•	Evaluating the provisions of any subsequent federal or state legislation enacted as a response to the COVID-19 pandemic.

“Based upon a preliminary review of the CARES Act, we believe we will be eligible for significant income tax refunds in 2020 and 2021 related to new rules for qualified improvement property expenditures and net operating loss carrybacks,” said Marcus. “It is also important to note our significant real estate ownership. In addition to our owned hotels, unlike most of our peers we own the underlying real estate for the majority of our theatres (representing over 60% of our screens), thereby reducing our monthly fixed lease payments. This is a significant advantage for our company relative to our peers.”

“It goes without saying that the current crisis is having a significant impact on our business. In this rapidly changing environment, we are continually reviewing the situation and will make changes to our plan as warranted. Our top priority in this unprecedented time, as it has always been throughout our 85-year history, is the safety and well-being of our associates, guests and community. Like so many businesses today, we have had to make some tough decisions. Our hope is that our movie theatres and hotels will only be closed for a short period of time. When the timing is right, we look forward to being back together again with our associates and welcoming our guests into our theatres, hotels and restaurants,” said Marcus.

About The Marcus Corporation

Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 1,110 screens at 91 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 19 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects of the COVID-19 pandemic on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the duration of the COVID-19 pandemic and related shelter at home and social distancing requirements and the level of customer demand following the relaxation of such requirements; (3) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division (particularly following the COVID-19 pandemic, during which the production of new movie content has essentially ceased), as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets, including but not limited to, those caused by the COVID-19 pandemic; (5) the effects on our occupancy and room rates caused by the COVID-19 pandemic and the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets once hotels and resorts are able to reopen; (6) the effects of competitive conditions in our markets; (7) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (8) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (9) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (10) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (11) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, other incidents of violence in public venues such as hotels and movie theatres or epidemics (such as the COVID-19 pandemic); (12) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders; (13) our ability to timely and successfully integrate the Movie Tavern operations into our own circuit; and (14) our ability to achieve the additional revenues and operating income that we anticipate from our additional week of operations in fiscal 2020 and certain extraordinary events that are scheduled to take place in or near Milwaukee during fiscal 2020, such as the Democratic National Convention and The Ryder Cup, which may be significantly impacted by the COVID-19 pandemic. Our forward-looking statements are based upon our assumptions, which are based upon currently available information, including assumptions about our ability to manage difficulties associated with or related to the COVID-19 pandemic; the assumption that our theatre closures, hotel closures, and restaurant closures are not expected to be permanent or to re-occur; the continued availability of our workforce following the temporary layoffs we have implemented as a result of the COVID-19 pandemic; and the temporary and long-term effects of the COVID-19 pandemic on our business. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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